Exhibit 10.3

LOCK UP AGREEMENT

December 6, 2023

Stirling REIT OP, LP

14185 Dallas Parkway, Suite 1100

Dallas, Texas 75254

Attention: Eric Batis

Email: ebatis@ashfordinc.com

Ladies and Gentlemen,

In consideration of the Contribution Agreement dated as of December 6, 2023 (the “Contribution Agreement”) by and among Ashford Hospitality Limited Partnership, a Delaware limited partnership, Ashford TRS Corporation, a Delaware corporation (“Ashford TRS”), and Stirling REIT OP, LP, a Delaware limited partnership (“Stirling”), pursuant to which Ashford TRS contributed certain interests to Stirling in exchange for certain consideration which includes certain units of limited partnership interest (the “Units”) of Stirling, the undersigned hereby agrees that it will not assign, sell or otherwise transfer in whole or in part, or subject to any purchase rights or rights of redemption or conversion, in any of the Units, until the date that is one (1) year from the date of the issuance of the Units; provided, however, that in the event the undersigned desires to redeem its respective Units (or any stock received upon conversion of such Units) for cash on a Net Asset Value Per Unit basis, such redemption may not occur until the date that is three (3) years from the date of the issuance of the Units. Any purported transaction in breach of this Lock-Up Agreement prior to the dates set forth in the foregoing sentence shall be null and void ab initio and shall not be binding on or recognized by Stirling. Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such term in the Contribution Agreement.

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Very truly yours,

Ashford TRS Corporation, a Delaware corporation

By:	/s/ Deric Eubanks
Name:	Deric Eubanks
Title:	President